UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 8, 2004

CITIZENS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

KENTUCKY	0-20148	61-1187135

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12910 SHELBYVILLE ROAD, LOUISVILLE, KENTUCKY	40243

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code     (502) 244-2420

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	Creation of (or agreement to create) a material direct financial obligation or an obligation under an off-balance sheet arrangement

As a result of a provisional settlement agreement dated October 8, 2004 relating to pending litigation brought against an insurance subsidiary of the Company by a class of policyholders (the “Settlement Agreement”), the Company will recognize as of September 30, 2004 an obligation for future payments to the policyholders and their attorneys totaling $825,000.

The terms of the Settlement Agreement are subject to the approval of the court in which the action is pending. The court has scheduled a hearing on the issue of approval for January 24, 2005, following notice to members of the class, who will be afforded the opportunity to argue in support of or opposition to the Settlement Agreement. Accordingly, this description is subject to change depending upon the outcome of the January hearing.

Background

United Liberty Life Insurance Company, which the Company acquired in 1998, has been defending an action in an Ohio state court brought by two policyholders in 2000. The Complaint in the action referred to a particular class of life insurance policies, including related certificates of participation, that United Liberty issued over a period of years ending around 1971 (known as “Five Star Policies”). It alleged that United Liberty’s dividend payments on these policies from 1993 through 1999 were less than the amounts required by the certificates of participation. It did not specify the amount of the alleged underpayment but implied a maximum of about $850,000. The plaintiffs also alleged that United Liberty is liable to pay punitive damages, also in an unspecified amount, for breach of an implied covenant of good faith and fair dealing to the plaintiffs in relation to the dividends. The action has been certified as a class action on behalf of all policyholders who were Ohio residents and whose policies were still in force in 1993. United Liberty denied the material allegations of the Complaint and has defended the action vigorously.

The Settlement Agreement, if approved, will resolve all issues in the action.

Nature and Terms of the Financial Obligation Recognized

The $825,000 obligation for future payments consists of [i] up to $500,000 payable to all persons who owned Five Star Policies that were still in force in 1993, [ii] $315,000 in attorneys’ fees payable to counsel for the class and [iii] a $10,000 incentive award payable to the lead plaintiffs for the class.

The $500,000 portion is payable in respect of dividend obligations on the

Five Star Policies from 1993 through 2000. Class members will be entitled to share in the same proportion that they were actually paid dividends during the period. Those class members whose Five Star Policies were no longer in effect as of October 8, 2004 will be paid in a lump sum. Those whose Five Star Policies remained in effect after October 8, 2004 will be paid in three installments so long as they continue to hold their policies (or an alternative policy form available to them under the Settlement Agreement) on the payment dates. The lump sum amounts and initial installments are to be paid within 60 days after the time within which any appeal may be taken from the trial court’s approval of the Settlement Agreement has expired. The Company presently projects that payment date to be around April 30, 2005 (the “Initial Payment Date”). The Company expects to classify the portion of the $500,000 payable after the Initial Payment Date as a long-term liability.

The attorneys’ fees and incentive award are also payable by the Initial Payment Date.

Other Financial Statement Effects of the Settlement Agreement

The Company will recognize expense associated with the Settlement Agreement equal to the dividend reimbursement, attorneys’ fees and incentive award described above, for the same total of $825,000. The Settlement Agreement also provides that the Company will have no further obligation to pay dividends on the Five Star Policies of the kind that gave rise to the litigation. This change will permit the Company to reduce the reserves it will be required to maintain for the Five Star Policies to extent they remain in force by an amount exceeding $825,000. However, the Company would incur surrender expense in respect of any policyholders who elect to surrender their Five Star Policies and accept the related surrender payments.[1] The Company currently estimates that the reserve reduction net of any surrender payments will exceed the $825,000 expense so long as the rate of surrenders does not exceed about 20%. The Company will complete its determination of appropriate estimates of these amount by the time it files its Form 10-Q for the quarter ended September 30, 2004, due by November 14, 2004.

Other Results of the Settlement Agreement

The Settlement Agreement will settle the claims of all holders of the Five Star Policies, wherever they reside, and will release the Company and its

_________________

1 Holders of Five Star Policies will also be entitled to exchange them for a replacement, universal life policy having terms specified in the Settlement Agreement and issued by the Company’s subsidiary, Citizens Security Life Insurance Company. The Company presently intends to assume that no such exchanges will occur and therefore will not attempt to estimate the effects of the exchange transactions on Citizens Security.

subsidiaries from all liability, including any liability for punitive or exemplary damages.

Forward Looking Statements

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. Actual results could differ materially from those described in the forward-looking statements. For additional information, see Company’s Form 10-Q for the quarter ended September 30, 2004, expected to be filed on or before November 14, 2004.

ITEM 9.01	Financial Statements and Exhibits

(c) Exhibit (furnished pursuant to Item 2.03)

10.18. Settlement Agreement dated October 8, 2004 between James and Naomi Stock, Plaintiffs, and United Liberty Life Insurance Company, Defendant

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Citizens Financial Corporation
Registrant
Date: October 14, 2004
/s/ Len E. Schweitzer Len E. Schweitzer
Vice President and
Principal Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.18	Settlement Agreement dated October 8, 2004 between James and Naomi Stock, Plaintiffs, and United Liberty Life Insurance Company, Defendant

5